Exhibit 3.1

AMENDMENT NO. 1 TO THE BYLAWS OF
BILL THE BUTCHER, INC.,
a Nevada corporation

The following amendments to the Bylaws of Bill the Butcher, Inc., a Nevada corporation (the “Corporation”) are hereby adopted and approved:

The title of the Corporation’s Bylaws are hereby renamed the Bylaws of Bill the Butcher, Inc.

Article II, Section 9 is replaced in its entirety with the following:

On all matters, each stockholder may cast as many votes in the aggregate as he is entitled to vote under its charter, either in person or by proxy, for each candidate.  All elections for directors of the corporation shall be decided by plurality vote.  All other questions shall be decided by majority vote.

Article III, Section 1 is replaced in its entirety with the following:

The business and affairs of the corporation shall be managed by the Board of Directors.  The Board of Directors shall be elected for a term of one year and shall hold office until the successors are elected and qualified.  Directors need not be stockholders.  In addition to the power and authority granted by the Bylaws and the Articles of Incorporation, the Board of Directors may exercise all such powers of the corporation and do all such lawful acts and things that are not forbidden by statute, Articles of Incorporation, or by these Bylaws.  The authorized number of Directors of the Corporation shall be not less than one nor more than nine until changed by a duly adopted amendment to the Articles of Incorporation or by an amendment to this Section 1 of Article III of these Bylaws.  The exact number of Directors may be fixed within the limits specified by resolution adopted by the vote of the majority of Directors in office or by the vote of holders of shares representing a majority of the voting power at any annual meeting, or any special meeting called for such purpose.  No reduction of the number of Directors shall have the effect of removing any Director prior to the expiration of his or her term.  The exact number of Directors shall be one until changed as provided in this Section 1 of Article III of these Bylaws.

All other provisions of the Bylaws shall remain unchanged.

CERTIFICATION OF SECRETARY

The foregoing amendment of the Bylaws of the corporation has been duly approved by the sole director in accordance with Section 78.120 of the Nevada Revised Statutes.

Dated:                      August 14, 2014                                                                           /s/ J’Amy Owens
                                                                                         J’Amy Owens, Secretary